Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-196007, 333-201048, and 333-202830 on Form S-8 of our report dated March 30, 2015, relating to the financial statements of Scynexis, Inc., appearing in this Annual Report on Form 10-K of Scynexis, Inc. for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
March 30, 2015